Oppenheimer Rochester California Municipal Fund
NSAR Exhibit – Item 77C

SPECIAL SHAREHOLDER MEETINGS (Unaudited)

On September 27, 2013, following an adjournment from a second meeting shareholder of Oppenheimer Rochester California Municipal Fund (the “Fund”) held on June 21, 2013, as adjourned to August 2, 2013 and August 12, 2013, a meeting of the Fund was held at which the sub-proposals below (Proposal No. 2 (including all of its sub-proposals)) and an Agreement and Plan of Reorganization to reorganize the Fund into a Delaware statutory trust (Proposal No. 3) were approved as described in the Fund’s Proxy Statement.   The following is a report of the votes cast:

Proposal 2:  To approve changes in, or the removal of, certain fundamental investment policies/investment objectives.

2a:  Proposal to revise the fundamental policy relating to borrowing
For                              Against                                Abstain
76,570,928                            3,797,384                                19,106,826

2b-1:  Proposal to revise the fundamental policy relating to concentration of investments
For                              Against                                Abstain
77,218,958                            3,399,284                                18,856,900

2d:  Proposal to revise the fundamental policy relating to lending
For                              Against                                Abstain
76,945,145                            3,605,128                                18,924,872

2e:  Proposal to remove the additional fundamental policy relating to estate and commodities
For                              Against                                Abstain
76,459,170                                3,718,457                                19,297,515

2f:  Proposal to revise the fundamental policy relating to senior securities
For                              Against                                Abstain
76,631,613                                3,963,976                                18,879,556

2g:  Proposal to remove the additional fundamental policy relating to underwriting
For                              Against                                Abstain
76,573,714                                3,419,791                                19,481,637

2h:  Proposal to revise the fundamental policy relating to tax-free securities
For                              Against                                Abstain
75,464,834                                4,966,122                                19,044,186

2r:  Proposal to convert the Fund’s investment objective from fundamental to non-fundamental
For                              Against                                Abstain
73,489,038                                6,731,239                                19,254,866

2s:  Proposal to approve a change in the Fund’s investment objective
For                              Against                                Abstain
76,287,812                                4,093,122                                19,094,211

Proposal 3:  To approve an Agreement and Plan of Reorganization that provides for the reorganization of a Fund from a Maryland corporation or Massachusetts business trust, as applicable, into a Delaware statutory trust.

For                              Against                                Abstain
77,297,558                                2,529,582                                19,648,008